UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                 FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                     Commission File Number:   001-06589

                            WISCONSIN BELL, INC.
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              (Exact name of registrant as specified in its charter)

               722 North Broadway, Milwaukee, WI 53202, (800) 257-0902
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            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          (a) 4.375% Debentures Due May 1, 2002 ("Year 2002 Debentures"),
          (b) 6.75% Debentures Due August 15, 2024 ("Year 2024 Debentures"), and (c) 6.35% Debentures Due December 1, 2026 ("Year 2026 Debentures")
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             (Title of each class of securities covered by this Form)

                                   None
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            (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   |_|   Rule 12h-3(b)(1)(i)    |X|     Rule 15d-6       |_|
Rule 12g-4(a)(1)(ii)  |_|   Rule 12h-3(b)(1)(ii)   |_|
Rule 12g-4(a)(2)(i)   |_|   Rule 12h-3(b)(2)(i)    |_|
Rule 12g-4(a)(2)(ii)  |_|   Rule 12h-3(b)(2)(ii)   |_|

Approximate number of holders of record         Year 2002 Debentures:       45
as of the certification or notice date:         Year 2024 Debentures:       45
                                                Year 2026 Debentures:       11

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:     October  12, 1999            By: /s/ Wayne A. Wirtz
                                           Wayne A. Wirtz
                                           Counsel